EXHIBIT 99.1

News Release

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Va. 20191

Contacts:
Nextel Media: Audrey Schaefer (240) 876-1588
Nextel Investors: Paul Blalock (703) 433-4300

NEXTEL PRESIDENT TO PROVIDE UPDATE AT INVESTOR CONFERENCE
2002: A “Breakthrough”
2003: Company Expects to be Positive Free Cash Flow

La Quinta, Ca., - January 8, 2003 — In a keynote speech at the Salomon Smith Barney Telecommunications and Media conference in La Quinta, Ca., Nextel Communications Inc. (NASDAQ: NXTL) President and CEO Tim Donahue will tell investors today that 2002 was a breakthrough year for the wireless company and he looks forward to another stellar year in 2003 as well.

     To view the live Web cast of Donahue’s speech, which begins at 3:30 p.m. (EST), 12:30 p.m. (PST), visit http://www.veracast.com/ssb/2003/gemt/87204328.cfm.

     “By all measures, 2002 was an extremely successful year for Nextel,” according to Donahue. “Not only did we accomplish our goal to gain more than 1.9 million net new subscribers, but we expect to generate at least $3.1 billion in operating cash flow and also reduce capital expenditures by more than 20 percent over 2001, to under $1.9 billion. In addition, during 2002 we significantly improved our balance sheet by reducing debt, and achieved positive net income, which are record achievements for Nextel.”

     The details of the 2002 year-end financial results will be announced during Nextel’s 4th Quarter earnings call that will be held toward the end of February. Sales in December were the strongest in Nextel’s history, driven in part by robust sales across all channels, particularly lower-cost distribution channels.

     “Even in this challenging climate, we continue to see great opportunity for growth in the FORTUNE 1000, small and mid-sized businesses, government, other vertical industries and the high-end individual decision-maker,” said Donahue. “All our indications are pointing to achieving positive free cash flow in 2003. We’ll do this by maintaining our focus of attracting and keeping the most valuable customers in the wireless industry while at the same time streamlining our cost structure. We’ll also continue to lead the industry with rational pricing of wireless service, price plan packages and equipment subsidies. Because we deliver what no other company can with our nationwide packet data network and Nextel Direct Connect®, the digital long-range walkie-talkie feature, we’re able to price our service to deliver greater value, while giving our customers an obvious return on their investment through greater productivity.”

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About Nextel

     Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 240 million people live or work.

     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2001, and in its subsequent quarterly reports on Form 10-Q. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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